UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2021

IN8bio, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39692	82-5462585
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 5th Avenue, Suite 5330 New York, New York	10118
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 646 600-6438

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	INAB	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of November 15, 2021, IN8bio, Inc. (the “Company”) appointed Dr. Trishna Goswami as the Company’s Chief Medical Officer.

In connection with her appointment as Chief Medical Officer, the Company entered into an employment agreement with Dr. Goswami (the “Employment Agreement”), pursuant to which Dr. Goswami will be employed by the Company on an at-will basis. She will be paid an annual base salary of $450,000 and will be eligible for an annual bonus targeted at 40% of her base salary. The Company also awarded Dr. Goswami a signing bonus of $10,000, provided that, in the event Dr. Goswami resigns from the Company without Good Reason (as defined in the Employment Agreement) at any time prior to the one-year anniversary of her start date, Dr. Goswami must repay the signing bonus. Dr. Goswami will be awarded an option to purchase 250,000 shares of the Company’s common stock, vesting over four years, with 25% vesting after the first anniversary of the grant date, subject to her continued employment with the Company. Dr. Goswami will be eligible to receive certain severance benefits in connection with a termination of her employment by the Company without Cause (as defined in the Employment Agreement) or by Dr. Goswami for Good Reason, in each case, subject to execution of a release and settlement agreement. If such termination occurs, Dr. Goswami shall be entitled to receive 12 months of her then current base salary, including the pro rata portion of her target bonus (assuming completion of performance goals) and her COBRA premiums for nine months.

Dr. Goswami most recently served as Vice President Clinical Development at Gilead Sciences, Inc. (via its $21 billion acquisition of Immunomedics in 2020), where she led a team that secured accelerated approval of Trodelvy® in bladder cancer and was a key contributor to securing full FDA approval in triple-negative breast cancer. Prior to Gilead/Immunomedics, she served as a Senior Medical Director at Stemline Therapeutics, Inc., where she oversaw the development of multiple hematologic assets and helped secure approval of ELZONRIS® (tagraxofusp) in blastic plasmacytoid dendritic cell neoplasm, a rare leukemia. Dr. Goswami was previously at MedImmune, then AstraZeneca/MedImmune post-acquisition, where she managed biologics development for hematologic indications, launching the first phase 3 trial in an oncology indication at MedImmune. At AstraZeneca, Dr. Goswami also participated in the development of IMFINZI® (durvalumab) and tremelimumab. Before her career in industry, Dr. Goswami served as Assistant Professor, Department of Medicine, Division of Hematology/Oncology at the University of Maryland. She is an author of multiple publications during her tenure in academia and industry. Dr. Goswami earned her M.D. from Drexel University College of Medicine, completed her postgraduate training in internal medicine and hematology/oncology at Georgetown University Hospital and completed her MBA from the Smith School of Business at the University of Maryland.

The foregoing summary of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which will be filed as an exhibit to the Company’s Form 10-K for the year ending December 31, 2021, and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IN8bio, Inc.

Date: November 16, 2021	By:	/s/ Patrick McCall
Patrick McCall
Chief Financial Officer and Secretary